EXHIBIT 10.34

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of July     , 2004 by and between AMBAC FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), and WILLIAM T. McKINNON ( the “Executive”).

WHEREAS, the Executive currently serves as Senior Managing Director and Chief Risk Officer of the Company; and

WHEREAS, the Company and the Executive wish to enter into this Agreement to provide for the continuation of the Executive’s service with the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows (capitalized terms used herein without definition shall have the meanings ascribed to such terms in Section 6 below):

1.	Employment and Duties.

(a) Term of the Agreement. This Agreement will apply for a non-renewable term beginning on the date this Agreement is signed by both the Executive and the Company and ending on July 30, 2006 (the “Term”). The Executive’s employment may continue beyond the end of the Term, but nothing herein shall require the Executive to continue his employment with the Company after the end of the Term. In addition, nothing in this Agreement shall alter the Executive’s status as an “at will” employee of the Company, subject to the Executive’s rights and obligations under this Agreement.

(b) General. The Executive will continue to serve as Senior Managing Director and Chief Risk Officer of the Company during the Term.

(c) Full-Time Employment. The Executive shall devote his full-time working hours and best efforts to his duties hereunder.

2.	Relation of this Agreement to Retention Agreement.

The Company and the Executive are parties to an Amended and Restated Management Retention Agreement, dated as of January 27, 2004 (the “Retention Agreement”), that sets forth certain provisions applicable to the Executive’s employment in the event of a “Change in Control” as defined therein. Notwithstanding anything to the contrary in this

Agreement, following a Change in Control, the term of the Executive’s employment, as well as his compensation and benefits, rights upon termination of employment and other matters provided for in the Retention Agreement, shall be governed by the Retention Agreement rather than the present Agreement; provided, however, that promptly following the occurrence of a Change in Control, the Company shall make the payment provided for in Section 3(f) below. Without limiting the generality of the preceding sentence, following a Change in Control: (i) the equity grant provided for in Section 3(c) below shall automatically vest pursuant to the terms of the Retention Agreement; and (ii) the definition of “Cause” set forth in the Retention Agreement shall apply, rather than the definition set forth in this Agreement.

3.	Compensation and Other Benefits.

Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Salary. Effective as of the date of this Agreement, the Executive’s annual salary (the “Salary”) shall be $300,000. The Salary is payable in accordance with the Company’s payroll practices as established by the Company from time to time. The Compensation Committee of the Board of Directors (or any successor thereto) (the “Committee”) shall periodically review and may increase, but not decrease, the Executive’s Salary.

(b) Sign-on Bonus. Within ten business days of the execution of this Agreement, the Company will pay the Executive a special cash bonus of $350,000, less applicable withholding taxes.

(c) Special Equity Grant. Management will recommend to the Committee that, in connection with the meetings of the Board of Directors to be held on July 19-20, 2004, the Committee approve a special grant to the Executive of restricted stock units (“RSUs”) under the Company’s 1997 Equity Plan, as amended (the “Equity Plan”). The number of RSUs included in such award will be determined by dividing (i) $250,000 by (ii) the Fair Market Value of a share of the Company’s common stock (the “Common Stock”) on the date the Committee approves such award. All RSUs included in such award will vest on the first anniversary of the end of the Term (that is, on June 30, 2007); provided, however, that if the Executive has remained in continuous employment with the Company through the last day of the Term and subsequently retires from his employment with the Company before the first anniversary of the end of the Term (or if the Company terminates the Executive’s employment without Cause at any time), all such RSUs shall vest as of the effective date of the Executive’s termination of employment. Regardless of when they vest, the RSUs included in the Executive’s award shall be settled by delivery of the corresponding shares of Common Stock to the Executive on the first anniversary of the end of the Term (that is, on June 30, 2007) or as promptly thereafter as practicable, and such settlement shall be subject to the provisions of Section 5(b) below. If the Committee fails to approve the special grant of RSUs provided for in this Section 3(b), then the

Company shall make a cash grant to the Executive of $250,000, subject to vesting and payment as provided in the preceding two sentences.

(d) Annual Bonus. The Executive shall participate in a bonus arrangement pursuant to which he shall be eligible to earn an annual bonus, based on the Company’s achieving certain performance goals that the Committee shall establish. The Executive’s guaranteed minimum bonus for the 2004 performance year shall be $600,000 and for the 2005 performance year shall be $700,000, which amounts shall be paid regardless of the Company’s performance or results. The amounts specified in the preceding sentence are minimum guaranteed amounts and shall not preclude the Committee from paying the Executive a higher annual bonus for 2004 and/or 2005. The Executive shall have the opportunity, on the same terms and conditions available to the Company’s other senior executives, to defer all or a portion of his annual bonus in the form of restricted stock units. To the extent not so deferred, the Executive’s bonus for each year will be paid at the same time that the Company pays the cash portion of annual bonuses to its other senior executives.

(e) Long-Term Incentive Compensation. The Executive will receive long-term incentive compensation awards under the Equity Plan (or any successor or similar equity plan or program of the Company) as follows: in January 2005, the Company will make awards to the Executive consisting of $200,000 in stock options and $200,000 in RSUs, and in January 2006, the Company will make awards to the Executive consisting of $225,000 in stock options and $225,000 in RSUs. The number of stock options and RSUs corresponding to such amounts and included in such awards will be determined on the same basis that the Committee uses to determine the size of equity awards to the Company’s other senior executives. The Executive’s awards shall be subject to the vesting requirements and other terms and conditions applicable to equity awards made at the same time to the Company’s other senior executives.

(f) End-of-Term Bonus. Within 10 business days of the end of the Term, the Company will pay the Executive an additional special cash bonus of $300,000, less applicable withholding taxes, but only if the Executive has remained in continuous employment with the Company through the last day of the Term (or if the Company has terminated the Executive’s employment without Cause prior to the end of the Term).

(g) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by him in performance of the business of the Company.

(h) Pension, Welfare and Fringe Benefits. The Executive shall participate in each pension, welfare, life insurance, health, disability and other fringe benefit plan or program maintained by the Company for its executive officers in accordance with the terms thereof.

(i) Termination Due to Death or Disability. In the event of the Executive’s Disability, the Company shall be entitled to terminate his employment. Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment terminates before the end of the Term due to death or Disability, any Salary earned by the Executive up to the date of such termination, plus a pro rata portion (based on the number of days elapsed prior to such termination or resignation) of his guaranteed bonus and long-term incentive compensation (which, at the Company’s discretion can be paid in cash or RSUs/options) for the year in which such termination occurs, shall be paid to the Executive or his estate, as the case may be, within 30 days of his termination date. All stock options, restricted stock, restricted stock units or other awards awarded to the Executive under the Equity Plan or any other equity compensation plan of the Company (including without limitation the awards provided for in Sections 3(c) and 3(e) above) shall be fully vested as of the date of the Executive’s death or termination of employment due to Disability.

(j) Continuation at the End of the Term. If the Executive’s employment with the Company continues “at will” following the expiration of the Term, then, during the twelve month period following the expiration of the Term, the Executive’s annual rate of Salary will not be less than the annual rate of Salary in effect for him immediately prior to the expiration of the Term, and his annual bonus target (subject to the achievement of applicable performance objectives and continued employment through the end of the performance period) will be no less favorable to him then the annual performance bonus paid to the Executive in January 2006. In addition, during the period noted in this paragraph 3(c), the Executive will also continue to be eligible to participate in the long-term incentive programs of the Company, as in effect from time to time, in a manner commensurate with the participation of other similarly situated employees of the Company and the Company’s then current practices and valuation methodologies regarding long-term incentives. For the period noted in this paragraph 3(c), the long-term incentive award to be granted in January 2007 will have a value of at least $650,000.

4.	Protection of the Company’s Interests.

(a) Confidential Information. Except for actions taken in the course of his employment hereunder or as required by law, at no time shall the Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of the Company. Upon termination of his employment with the Company, the Executive shall return to the Company all such information which exists in written or other physical form and all copies thereof in his possession or under his control.

(b) Other Covenants. In consideration of the Company’s undertakings and agreements herein and subject to the election provisions in Section 4(c), the Executive agrees that for the period beginning on the date of this Agreement and continuing through the first anniversary of the last day of the Term (that is, through July 30, 2007), he will not engage in Competition and will not make any Wrongful Solicitation. For the avoidance of doubt, the prohibitions referred to herein end on July 30, 2007.

(c) Company’s Election to End the Competition Covenant. If the Company terminates the Executive’s employment on the last day of the Term or at any time thereafter but prior to July 30, 2007, as a result of the Company’s decision not to continue his employment (other than for Cause) or the Executive terminates his employment for any reason as of the last day of the Term or at any time thereafter but prior to July 30, 2007, then the Executive’s covenant not to engage in Competition shall apply only if (i) the Company continues to pay the Executive for and on regular payroll period during the Election Period (as hereinafter defined) his Salary (at the annual rate in effect immediately prior to the date of such termination of employment) and (ii) an additional monthly amount for each month in the Election Period an amount equal to 1/12th of the average annual bonus paid to the executive for the two annual performance periods ended prior to the date of such termination of employment (collectively, the “Continuation Payments”). “Election Period” shall mean the period beginning on the day following the date of the Executive’s termination of employment under circumstances described in the previous sentence and ending on the earlier of (i) July 30, 2007 and (ii) the last day of the month in which the Company delivers to the Executive written notice of its decision to terminate the Election Period. If the Company delivers the notice described in clause (ii) of the previous sentence, the Executive will have no further obligation not to engage in Competition, and the Company will have no further obligation to make the Continuation Payments, following the expiration of the Election Period. For the avoidance of doubt, this Section 4(c) does not apply to the Executive’s obligation not to engage in Wrongful Solicitation.

5.	Remedies.

(a) Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach by any party of any of the covenants contained in Section 4 may result in material and irreparable injury to the Company and its Affiliates for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction in a federal or state court of competent jurisdiction sitting in the State of New York, County of New York restraining the Executive from engaging in activities prohibited by Section 4 or compelling compliance with Section 4 and shall be entitled to seek such other relief, including, without limitation, the recovery of money damages, as may be available at law or equity.

(b) Forfeiture; Clawback. In addition to the remedies set forth above in Section 5(a), if:

(x) the Executive voluntarily terminates his employment with the Company and its Subsidiaries before the end of the Term;

(y) the Company terminates the Executive’s employment for Cause: or

(z) the Executive breaches any of the provisions of Section 4(a) or 4(b),

then, in any such case, the following shall apply:

(i) the Company shall cease to have any obligation to make any of the payments provided for in Section 3 that it has not made as of the date such breach occurs;

(ii) the Executive shall repay to the Company any amount already paid to him pursuant to Section 3(b), Section 3(d) (but only to the extent above the Executive’s minimum guaranteed bonus pursuant to such Section 3(d)), or Section 3(f); and

(iii) the Executive shall forfeit the equity awards provided for in Section 3(c) and 3(e), whether or not vested, and, to the extent that (A) any restricted stock units included in any such award have already been settled, the Executive shall return to the Company the shares of Common Stock delivered upon settlement (or shall pay to the Company the equivalent amount in cash based on the Fair Market Value of such shares of Common Stock at the time of forfeiture) and (B) the Executive has exercised any stock options included in any such award, the Executive shall pay to the Company promptly upon demand an amount equal to the excess of the Fair Market Value, determined at the time of such exercise, of the shares of Common Stock subject to such option (or the portion thereof that was exercised) over the exercise price thereof.

(c)	Termination by the Company Without Cause or Resignation by Executive for Good Reason

(i) The Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason, as defined herein.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid any of the following when due hereunder: (w) Executive’s Base Salary; (x) Executive’s Annual Bonus; (y) the RSU Payment; or (z) Executive’s Signing Bonus; or (B) any substantial and sustained diminution in Executive’s responsibilities; provided that either of the events described in clauses (A) or (B) of this Section will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason.

(iii) If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, Executive shall be entitled to continue to receive all compensation and other benefits set forth in Section 3 herein until the end of the Term.

6. Definitions. For purposes of this Agreement, the following definitions shall apply.

“Affiliate” includes any company or other entity or person controlling, controlled by or under common control with the Company.

“Cause” means any of the following:

(i) the willful commission by the Executive of acts that are dishonest and demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise;

(ii) the conviction of the Executive for a felonious act resulting in material harm to the financial condition or business reputation of the Company or any of its Affiliates;

(iii) a breach of any of the covenants set forth in Section 4 of this Agreement; or

(iv) the Executive’s continuous failure to perform his duties as Senior Managing Director and Chief Risk Officer in a manner consistent with the standard which he performs such duties as of the date of this Agreement, provided that the Committee has notified the Executive in writing of the respects in which it believes he has failed to perform satisfactorily and has provided the Executive with at least 20 business days to correct such failure. It shall not be a basis to terminate the Executive’s employment for Cause under this clause (iv) solely as a result of a risk assessment by or attributable to the Executive that subsequently results in liability to the Company if, in making such assessment, the Executive acted in good faith and in the ordinary course of his duties to the Company and with the reasonable care and diligence customarily applied by risk-management professionals to such matters.

The Executive will be considered to engage in “Competition” if he (i) enters into a relationship as an employee, officer, partner, member, director, independent contractor, consultant, advisor or agent of, or in any similar relationship with, a Competitor or (ii) either alone, or in concert with others, acquires beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of 5% or more of any class of equity securities of a Competitor.

“Competitor” means the following entities:

•	Financial Guaranty Insurance Company (“FGIC”);

•	Financial Security Assurance Inc. (“FSA Guarantee”);

•	MBIA Insurance Corporation (“MBIA”);

•	XL Capital Assurance, Inc. (“XL”); and

•	Any other triple-A rated monoline insurance company that enters the financial guarantee business during the Term (a “New Competitor”);

and also includes, for each of FGIC, FSA Guarantee, MBIA, XL and any New Competitor, that entity’s parent entities, subsidiaries and other affiliates and its successor or surviving entities (e.g., as a result of merger, consolidation, sale of business, reincorporation or any similar transaction).

“Disability” shall be defined in the same manner as such term or a similar term is defined in any long-term disability policy maintained by the Company which covers the Executive and is in effect on the date of the Executive’s termination of employment with the Company. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by the Company’s long-term disability carrier.

“Fair Market Value” means, with respect to the Company’s Common Stock, the average of the highest and the lowest quoted selling price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the relevant date of determination (or if such prices are not provided for the relevant date of determination, then the average of such prices for the most recent day for which such prices are reported).

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of this Agreement.

A “Wrongful Solicitation” will be considered to occur upon either of the following events:

(1) the Executive directly or indirectly hires or attempts to hire any person who is, or during the 120 days preceding the Executive’s action in hiring or attempting to hire such person was, employed by the Company or any of its Subsidiaries (except that no Wrongful Solicitation shall be considered to have occurred if the person’s employment had been involuntarily terminated by the Company and its Subsidiaries); or

(2) the Executive solicits any business of any person or entity who is, or within the one year preceding such solicitation was, a customer or client of the Company or any of its Subsidiaries, or works for, or on behalf of, any such customer or client.

7.	General Provisions.

(a) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

To the Company:	Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
Attention: General Counsel

To the Executive: at the address indicated on the signature page hereof or to such other person or other address as either party may specify to the other in writing.

(b) Limited Waiver. The waiver by the Company or the Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

(c) Assignment. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by the Executive in respect of any claim, debt, obligation or similar process. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets or the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Amendment. This Agreement may not be amended, modified or canceled except by written agreement of the Executive and the Company.

(e) Unsecured Promise. No benefit or promise hereunder shall be secured by any specific assets of the Company. Unless otherwise stated herein, the Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

(f) Governing Law. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of New York.

(g) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

(h) Headings. The headings and captions of the Sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(i) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

AMBAC FINANCIAL GROUP, INC.

By:
Name: Robert J. Genader
Title: President and Chief Executive Officer

EXECUTIVE

William T. McKinnon

Address: